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EXHIBIT 11.2 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

FEDERAL-MOGUL CORPORATION AND SUBSIDIARIES

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


        FOR THE NINE MONTHS ENDED                   PRIMARY         FULLY DILUTED
                                                 --------------    ---------------
              SEPTEMBER 30                        1997    1996      1997     1996
------------------------------------------       ------  ------    ------   ------

EARNINGS:  (In Millions)
  Net earnings before extraordinary item         $ 59.8  $ 14.5    $ 59.8   $ 14.5
  Series C preferred dividend requirements         (1.8)   (1.9)              (1.9)
  Series D preferred dividend requirements <F1>    (3.1)   (4.7)              (4.7)
  Additional required ESOP contribution <F2>                         (1.4)
                                                  -----   -----     -----    -----
  Net earnings before extraordinary items,
    as adjusted                                    54.9     7.9      58.4      7.9
  Extraordinary item - loss on early
    retirement of debt, net of applicable
    tax benefit                                     2.6               2.6
                                                  -----   -----     -----    -----
  Net earnings available for common
    and equivalent shares                        $ 52.3  $  7.9    $ 55.8   $  7.9
                                                  =====   =====     =====    =====

WEIGHTED AVERAGE SHARES:  (In Millions)

  Common shares outstanding                        35.8    35.1      35.8     35.1
  Dilutive stock options outstanding                 .2                .4
  Conversion of Series C preferred stock <F3>                         1.6
  Conversion of Series D preferred stock <F4>                         4.0
                                                  -----   -----     -----    -----
  Common and equivalent shares outstanding         36.0    35.1      41.8     35.1
                                                  =====   =====     =====    =====

PER COMMON AND EQUIVALENT SHARE:

   Net earnings before extraordinary item        $ 1.52  $  .23    $ 1.39   $  .23
   Extraordinary item - loss on early retirement
     of debt, net of applicable tax benefit        (.07)             (.06)
                                                  -----   -----     -----    -----
   Net earnings                                  $ 1.45  $  .23    $ 1.33   $  .23
                                                  =====   =====     =====    =====
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[FN]
<F1> In August 1997, the Series D preferred stock was converted into common stock and no dividend was paid for the three-month period ended
     September 30, 1997.

<F2> Amount represents the additional after-tax contribution that would be necessary to meet the ESOP debt service requirements under an assumed conversion of the Series C preferred stock.

<F3> Amount represents the weighted average number of common shares issued assuming conversion of preferred stock outstanding.

<F4> Amount represents the weighted average number of common shares not included in the number of weighted-average common shares outstanding to reflect the 4.4 million shares converted.